Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2nd QUARTER 2017 EARNINGS

OAKLAND, MARYLAND—August 8, 2017: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust, announces that consolidated net income available to common shareholders was $3.5 million for the first six months of 2017, compared to $2.5 million for the same period of 2016. Basic and diluted net income per common share for the first six months of 2017 were both $.52, compared to basic and diluted net income per common share of $.39 for the same period of 2016. The increase in earnings was primarily due to an increase in net interest income of $.5 million, a $1.0 million decrease in provision expense, a decrease of $.4 million in preferred stock dividends due to the redemption of $10.0 million of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) in both February 2016 and March 2017, a decrease of $.3 million in other expenses related to a reserve for a litigation claim in the first quarter of 2016 and a decrease of $.3 million in Federal Deposit Insurance Corporation (“FDIC”) premiums. These decreases were offset by reduced income from gains on the investment portfolio when compared to the first six months of 2016 as well as increased data processing expenses related to the implementation of new services with our core processor and increased salaries and benefits related to new hires late in 2016 and merit increases in the second quarter of 2017. The net interest margin for the first six months of 2017, the year ended December 31, 2016 and the first six months of 2016, on a fully tax equivalent (“FTE”) basis, was 3.35%, 3.19% and 3.22%, respectively.

Consolidated net income available to common shareholders was $2.1 million for the second quarter of 2017, compared to $1.3 million for the same period of 2016. Basic and diluted net income per common share for the second quarter of 2017 were both $.30, compared to basic and diluted net income per common share of $.20 for the same period of 2016. The increase in earnings was primarily due to a decrease of $1.0 million in provision expense and a decrease of $.2 million in preferred stock dividends due to the redemption of $10.0 million of Series A Preferred Stock in March 2017. These decreases were offset by reduced income from gains on the investment portfolio when compared to the second quarter of 2016 as well as increased salaries and benefits related to new hires in late 2016 and merit increases in the second quarter of 2017, increased data processing expenses related to the implementation of new services with our core processor, and increased tax expense. The net interest margin for the second quarter of 2017, on an FTE basis, was 3.42%, compared to 3.20% for the same period of 2016.

Financial Highlights Comparing the Three and Six Months Ended June 30, 2017 and 2016:

•

Provision expense for the first six months of 2017 decreased by $1.0 million when compared to the first six months of 2016. The decrease was driven by a reduction in net credit losses and reduced loan growth when comparing the two periods.

•	Provision for loan losses was $.3 million for the second quarter of 2017 and $1.3 million for the same time period of 2016. The reduction in provision expense for the second quarter of 2017 was primarily due to the charge-off of a $1.6 million specific allocation placed on a large participation loan in the first quarter of 2017, a reduction in historical loss factors and reduced loan growth.

•

Net interest income increased $.5 million when comparing the six-month periods ended June 30, 2017 and June 30, 2016. Interest income increased $.1 million due primarily to increased interest and fees on the loan portfolio relating to growth in the mortgage portfolio, the Fed rate increases on the home equity portfolio, and the recording of unamortized fees on the early payoff of a large commercial real estate loan in the second quarter of 2017. Interest expense decreased by $.4 million due to a $35.3 million reduction in interest-bearing liabilities, which resulted from the reduction of the average balance of long-term borrowings related to the payoff of a $15.0 million Federal Home Loan Bank (“FHLB”) advance in December 2016 and the repayment of $10.8 million of junior subordinated debentures (the “TPS Debentures”) held by First United Statutory Trust III (“Trust III”) in March 2017.

•	Net interest income increased $.6 million when comparing the second quarter of 2017 to the same period of 2016. Interest income increased $.2 million due to increases of $.1 million in interest and fees on loans related to growth in the mortgage portfolio, the Fed rate increases on the home equity portfolio as well as the recording of unamortized fees on the early payoff of a large commercial real estate loan in the second quarter of 2017 and $.1 million in interest on investments related to the CDO portfolio and other interest income due to increased cash levels at Fed. Interest expense decreased by $.3 million due to a $44.6 million reduction on interest-bearing liabilities, which resulted from the reduction of the average balance of long-term borrowings related to the payoff of a $15.0 million FHLB advance in December 2016 and the repayment of $10.8 million in TPS Debentures held by Trust III in March 2017.

•	Other operating income decreased $.5 million during the first six months of 2017 when compared to the same period of 2016. This decrease was primarily attributable to a $.2 million decrease in the net gains on sales of investment securities, decreased brokerage commissions, decreased service charge income, primarily non-sufficient funds (“NSF”) fees and a decrease in bank owned life insurance (“BOLI”) due to the receipt of a one-time death claim in the second quarter of 2016. These decreases were offset slightly by increased trust department and debit card income.

•	Operating expenses increased $.3 million in the second quarter of 2017 when compared to the same period of 2016. This was due primarily to a $.4 million increase in salaries and benefits due to new hires late in 2016 as well as merit increases in the second quarter of 2017, offset slightly by a decrease of $.1 million in other real estate owned expenses.

“We continue to focus on improving core earnings and are pleased with the progress being made in 2017.  The net interest margin continues to show positive trends as we have benefited from the increased interest rate environment and the replacement of loans that have been repaid with higher rate loan production.  Our retail team has also done an excellent job of holding rates on deposits, providing premium pricing only for relationship customers.  Fee income continues to be strong as our wealth management department has grown and expanded, offsetting declines in service charge income.  Finally, we remain focused on upgrading our physical locations with our new brand and enhanced technology in order to better serve our existing customers and attract new customers who tend to be more technology oriented.  To offset these costs, we are implementing efficiencies to control operating expenses.” stated Carissa L. Rodeheaver, Chairman of the Board, Chief Executive Officer and President.

Balance Sheet Overview

When compared to December 31, 2016, total assets at June 30, 2017 remained stable at $1.3 billion. During the first six months of 2017, cash and interest-bearing deposits in other banks increased $9.7 million, the investment portfolio decreased $9.6 million and gross loans increased $4.0 million. Total liabilities remained steady at $1.2 million. The increase of $23.5 million in deposits was offset by a decrease in long-term borrowings of $10.8 million due to the repayment in that amount of TPS Debentures held by Trust III following the closing of the Corporation’s common stock rights offering in March 2017 (the “Rights Offering”) and a decrease of $10.8 million in short-term borrowings due to the allocation of cash from a large municipal account in our overnight investment product. Comparing June 30, 2017 to December 31, 2016, shareholders’ equity increased $4.9 million as a result of $9.2 million in net proceeds from the Rights Offering and earnings of $3.5 million during the first six months of 2017, offset by the redemption of $10.0 million of outstanding shares of Series A Preferred Stock in March 2017.

Total investment securities available-for-sale decreased $10.8 million since December 31, 2016. This decline during the first six months was primarily due to the receipt of $8.0 million on a CDO investment that was called at auction in June 2017. At June 30, 2017, the securities classified as available-for-sale included a net unrealized loss of $6.5 million, which represents the difference between the fair value and amortized cost of securities in the portfolio.

Comparing June 30, 2017 to December 31, 2016, outstanding loans increased by $4.0 million (.45%). Commercial real estate (“CRE”) loans decreased $14.4 million due primarily to charge-offs of $2.9 million on one large non-accrual loan and a payoff of $13.0 million on one large commercial real estate loan. Acquisition and development (“A&D”) loans increased $7.4 million. Commercial and industrial (“C&I”) loans increased $1.3 million. Residential mortgages increased $9.8 million due to continued activity in the 1-4 family residential loans offset by payoffs and amortization of home equity balances. The consumer portfolio decreased slightly by $.1 million from scheduled amortization. Approximately 36% of the commercial loan portfolio was collateralized by real estate at June 30, 2017, compared to 39% at December 31, 2016.

Total deposits increased $23.5 million during the first six months of 2017 when compared to deposits at December 31, 2016. During the first six months of 2017, we continued to see increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $34.8 million due to building new relationships with both consumer and commercial customers as well as increased balances on existing accounts. Traditional savings accounts increased $9.9 million due to continued growth in our Prime Saver product. Total demand deposits increased $4.2 million and total money market accounts decreased $18.3 million due to decreased balances in our ICS money market account relating to the re-allocation of cash in our trust accounts. Time deposits less than $100,000 decreased $4.8 million and time deposits greater than $100,000 decreased $2.3 million.

The book value of the Corporation’s common stock was $15.36 per share at June 30, 2017, compared to $14.95 per share at December 31, 2016.

At June 30, 2017, there were 7,067,425 outstanding shares of the Corporation’s common stock and 10,000 outstanding shares of the Series A Preferred Stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $.5 million (2.71%) during the first six months of 2017 over the same period in 2016 due to a $.1 million (.56%) increase in interest income and a $.4 million (9.42%) decrease in interest expense. The net interest margin for the first six months of 2017 was 3.35%, compared to 3.22% for the first six months of 2016.

Comparing the first six months of 2017 to the same period of 2016, the increase in interest income was due to an increase of $.2 million in interest and fees on loans, offset by a decrease of $.1 million in interest income on investments. The increase in interest and fees on loans was primarily due to an increase in the rate earned of 8 basis points. The decrease in investment interest income was due primarily to the decrease in average investment balances of $24.6 million. The decrease in the balances of the investment portfolio was primarily due to using the scheduled cashflow for loan funding as well as the receipt of $8.0 million for a called CDO in June 2017.

Interest expense decreased $.4 million during the first six months of 2017 when compared to the same period of 2016 due to a decrease of $35.3 million on our average balance of interest-bearing liabilities. This decrease was primarily due to the reduction of long-term borrowings from the payoff of a $15.0 million FHLB advance at its maturity in December 2016 and the repayment of $10.8 million of TPS Debentures held by Trust III in March 2017 and the continued shift of higher cost certificates of deposit to lower cost core accounts.

Net interest income, on an FTE basis, increased $.5 million (5.91%) during the second quarter of 2017 over the same period in 2016 due to a $.2 million (2.12%) increase in interest income and a $.3 million (1.52%) decrease in interest expense. The net interest margin for the second quarter of 2017 was 3.42%, compared to 3.20% for the second quarter of 2016.

Comparing the second quarter of 2017 to the same period of 2016, the increase in interest income was due to an increase of $.1 million in interest and fees on loans and an increase of $.1 million in interest income on investments. The increases in interest and fees on loans and investments were primarily due to an increase in the rate earned of 9 and 41 basis points, respectively. The Fed rate increases have positively impacted our home equity portfolio. We have also seen an increase in rates on the CDO portfolio. The investment in a new Tax Increment Fund bond late in 2016 at higher tax-exempt rates has also impacted the increase in the investment portfolio compared to June 2016.

Interest expense decreased $.3 million during the second quarter of 2017 when compared to the same period of 2016 due to a decrease of $44.6 million on our average balance of interest-bearing liabilities. This decrease was primarily due to the reduction of long-term borrowings from the payoff of a $15.0 million FHLB advance at its maturity in December 2016 and the repayment of $10.8 million of TPS Debentures held by Trust III in March 2017, the re-allocation of trust money market balances, and the continued shift from higher cost certificates of deposit to lower cost core accounts.

Asset Quality

The allowance for loan loss (“ALL”) was $9.9 million at both June 30, 2017 and December 31, 2016. The provision for loan losses for the first six months of 2017 was $.9 million, compared to $1.9 million for the first six months of 2016. Net charge-offs of $.9 million were recorded for the six months ended June 30, 2017, compared to $1.2 million for the six months ended June 30, 2016. The ratio of the ALL to loans outstanding was 1.11% at both June 30, 2017 and December 31, 2016, and 1.38% at June 30, 2016.

The ratio of net charge-offs to average loans for the six months ended June 30, 2017 was an annualized .20%, compared to .26% for the same period in 2016 and .57% for the year ended December 31, 2016. The CRE portfolio had an annualized net charge-off rate of 1.84% as of June 30, 2017, compared to 1.80% as of December 31, 2016. This increase was due to charge-offs of $2.2 million in the second quarter on a participation loan for a mall in Pennsylvania. The A&D loans had an annualized net recovery rate of .31% as of June 30, 2017, compared to an annualized net recovery rate of .98% as of December 31, 2016. The C&I loans had a net recovery rate of 4.43% as of June 30, 2017, compared to a net charge-off rate of .69% as of December 31, 2016. The improvement was due to a $1.3 million recovery recorded in the first quarter of 2017 on a loan to an ethanol plant that had been charged-off in a prior period. The residential mortgage ratios were a net recovery rate of .01% as of June 30, 2017, compared to a net charge-off rate of .07% as of December 31, 2016, and the consumer loan ratios were net charge-off rates of .23% and .77% as of June 30, 2017 and December 31, 2016, respectively.

Non-accrual loans totaled $9.5 million at June 30, 2017, compared to $13.9 million at December 31, 2016. The decrease in non-accrual balances at June 30, 2017 was primarily due to charge-offs of $2.9 million and the movement of $.8 million to other real estate owned (“OREO”). Non-accrual loans that have been subject to a partial charge-off totaled $5.5 million at June 30, 2017, compared to $11.1 million at December 31, 2016. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.3 million at June 30, 2017 and $.5 million at December 31, 2016.

Accruing loans past due 30 days or more increased very slightly to .68% of the loan portfolio at June 30, 2017, compared to .67% at December 31, 2016. The slight increase for the first six months of 2017 was due primarily to increases in the past due loans in the residential mortgage and home equity portfolios.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.2 million during the first six months of 2017 when compared to the same period of 2016. This decrease was primarily attributable to decreases in service charge income, primarily NSF income, decreased brokerage commissions and a decrease in BOLI income due to the receipt of a one-time death claim received in the second quarter of 2016. These decreases were offset slightly by increases in trust department and debit card income.

Net gains of $14 thousand were reported in other income for the first six months of 2017, compared to net gains of $.3 million during the same period of 2016. The decrease resulted from a reduction in sales of investment securities in the first six months of 2017.

Other operating income, exclusive of gains, decreased $.3 million during the second quarter of 2017 when compared to the same period of 2016. This decrease was primarily attributable to a $.2 million decrease in BOLI income due to the receipt of a one-time death claim in the second quarter of 2016 and decreases in service charge income and brokerage commissions, offset slightly by increases in trust department and debit card income.

Net gains of $9 thousand were reported in other income for the second quarter of 2017, compared to net gains of $64 thousand during the same period of 2016. The decrease resulted from a reduction in sales of investment securities in the second quarter of 2017.

Operating expenses decreased $.1 million in the first six months of 2017 when compared to the same period of 2016. This was due primarily to a $.4 million decrease in FDIC premiums and a $.4 million decrease in other miscellaneous expenses primarily related to reserves for a litigation claim in the first quarter of 2016, offset by an increase of $.4 million in salaries and benefits related to new hires late in 2016 and merit increases in the second quarter of 2017 and an increase of $.3 million in data processing expenses relating to the implementation of new services with the core processor.

Operating expenses increased $.3 million in the second quarter of 2017 when compared to the same period of 2016. This was due primarily to a $.4 million increase in salaries and benefits related to new hires late in 2016 as well as merit increases in the second quarter of 2017, offset by a decrease of $.1 million in other real estate owned expenses due to reduced valuation write-downs on properties in 2017.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and three statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland company, both formed for the purposes of holding, servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2017	2016	2017	2017	2016
EARNINGS SUMMARY
Interest income	$11,691	$11,457	$11,327	$23,018	$22,895
Interest expense	$1,762	$2,078	$1,958	$3,720	$4,107
Net interest income	$9,929	$9,379	$9,369	$19,298	$18,788
Provision for loan losses	$299	$1,346	$609	$908	$1,914
Other Operating Income	$3,482	$3,759	$3,452	$6,934	$7,147
Net Gains	$9	$64	$5	$14	$280
Other Operating Expense	$9,860	$9,539	$9,444	$19,304	$19,436
Income before taxes	$3,261	$2,317	$2,773	$6,034	$4,865
Income tax expense	$952	$613	$793	$1,745	$1,290
Net income	$2,309	$1,704	$1,980	$4,289	$3,575

Accumulated preferred stock dividends	$225	$450	$540	$765	$1,125

Net income available to common shareholders	$2,084	$1,254	$1,440	$3,524	$2,450

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2017	2016	2017
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.30	$0.20	$0.22

Book value	$15.36	$14.87	$14.87
Closing market value	$14.90	$9.84	$14.50
Market Range:
High	$15.80	$11.34	$16.32
Low	$13.80	$9.65	$13.00

Common shares outstanding at period end	7,067,425	6,269,004	7,052,630

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.68%	0.55%	0.61%
Return on average shareholders' equity	7.40%	6.31%	7.00%
Net interest margin	3.35%	3.22%	3.27%
Efficiency ratio	72.80%	73.40%	72.60%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2017	2016	2016
Assets	$1,325,685	$1,318,190	$1,307,422
Earning assets	$1,120,346	$1,126,989	$1,159,529
Gross loans	$895,955	$891,926	$919,252
Commercial Real Estate	$283,574	$297,959	$303,841
Acquisition and Development	$111,678	$104,282	$119,462
Commercial and Industrial	$73,691	$72,346	$75,718
Residential Mortgage	$403,198	$393,416	$395,576
Consumer	$23,814	$23,923	$24,655
Investment securities	$227,552	$237,169	$244,957
Total deposits	$1,037,712	$1,014,229	$1,005,268
Noninterest bearing	$253,986	$219,158	$206,123
Interest bearing	$783,726	$795,071	$799,145
Shareholders' equity	$118,561	$113,698	$113,230

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
	2017	2016	2016
Period end capital
Tier 1 to risk weighted assets	15.49%	14.76%	14.14%
Common Equity Tier 1 to risk weighted assets	12.11%	10.74%	10.13%
Tier 1 Leverage	11.55%	10.95%	10.69%
Total risk based capital	16.51%	16.71%	16.42%

ASSET QUALITY
Net charge-offs for the quarter	$2,672	$3,040	$924
Nonperforming assets: (Period End)

Nonaccrual loans	$9,472	$13,946	$11,318
Loans 90 days past due and accruing	$1,216	$420	$849
Total nonperforming loans and 90 days past due loans	$10,688	$14,366	$12,167

Restructured loans	$8,938	$9,323	$11,614
Other real estate owned	$11,556	$10,910	$9,423

Allowance for loan losses to gross loans, at period end	1.11%	1.11%	1.38%
Nonperforming and 90 day past due loans to total loans, at period end	1.19%	1.61%	1.32%
Nonperforming loans and 90 day past due loans to total assets, at period end	0.81%	1.09%	0.93%